EXHIBIT 99.1

FOR IMMEDIATE RELEASE For more information, contact:
                                                      Media: Dianne Lively Yost
                                                      Analysts: Phyllis Proffer
                                                               Apple South, Inc.
                                                               706/342-4552

                      APPLE SOUTH ANNOUNCES PLANS TO MERGE
                          HOPS GRILL & BAR RESTAURANTS

         MADISON, Georgia (February 07, 1997) -- Apple South, Inc. (Nasdaq/NM:APSO) announced that it has signed a contract to merge with the Hops Grill & Bar restaurants for $31.5 million comprised of $15.75 million in cash and 1.05 million shares of common stock. The Company will also assume approximately $25 million in debt. The transaction is expected to close before the end of the first quarter and will be accounted for as a purchase business combination.
         The Company, through a wholly owned subsidiary, intends to privately place $100 million in tax deductible, convertible preferred trust securities to finance the cash portion of this transaction and to pay down the Company's revolving credit facilities.
         The convertible preferred trust securities have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
         Hops, headquartered in Clearwater, Florida, will operate as an entrepreneurial division of Apple South, separate from the Company's other restaurant divisions. David Mason and Tom Schelldorf, co-creators of the Hops Grill & Bar restaurant concept, will continue in their current positions after the merger.
         Hops Grill & Bar operates 18 full-service, casual dining restaurants in Florida, Colorado and Kentucky. The restaurants offer a diverse menu of popular foods freshly prepared and served in generous portions at moderate prices. Hops opened five new restaurants in 1996.
         Four signature beers have been formulated to complement Hops diverse American menu and include Clearwater Light, Lighting Bold Gold, Hammerhead Red and A-1 Ale. Hop's signature beers and ales generate approximately 10 percent of its sales volume and total alcoholic beverages account for approximately 18 percent of sales.
         With average unit sales volume of $2.5 million and restaurant margins of approximately 17 percent, Hop's restaurants range in size from approximately 5,000 to 7,300 square feet. An integral aspect of the design and ambiance of Hops restaurants are the on-premises, observation micro brewery occupying 450 to 750 square feet. The dining and bar areas seat from 160 to 240 customers.
         Apple South, which currently operates a total of 310 casual dining restaurants, is the nation's largest operator of Applebee's Neighborhood Grill and Bar with 236 restaurants. The Company also operates 63 Don Pablo's restaurants and 11 Harrigan's restaurants as proprietary concepts. In addition, Apple South operates 10 Hardee's fast-food restaurants under franchise agreements for which it has signed a contract to sell.
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